Exhibit 99.1

Xylem Inc.

1 International Drive, Rye Brook N.Y. 10573

Tel +1.914.323.5700 Fax +1.914.696.2960

Contacts:	Media	Investors
	Tom Glover +1 (914) 323-5891	Phil DeSousa +1 (914) 323-5930
	tom.glover@xyleminc.com	phil.desousa@xyleminc.com

Xylem Inc. reports fourth quarter and full year 2013 results reflecting record Q4 revenue and improved operational performance

•	Fourth quarter 2013 adjusted net income was $103 million or $0.56 per share, up 19 percent over fourth quarter 2012; GAAP net income was $68 million or $0.37 per share

•	Full year 2013 adjusted net income was $311 million or $1.67 per share; FY GAAP net income was $228 million or $1.22 per share

•	Fourth quarter 2013 revenue was a record $1.03 billion, up 7 percent; FY 2013 revenue was $3.84 billion, up 1 percent

•	Fourth quarter 2013 adjusted operating margin up 60 basis points; up 180 basis points as reported

•	Fourth quarter organic orders up 5 percent over fourth quarter 2012

•	Company issues full-year 2014 financial guidance, sees FY 2014 adjusted EPS of $1.85 - $2.00 per share for earnings growth of 11 to 20 percent on revenue growth of 2 to 4 percent

•	Xylem Board of Directors approves a 10 percent increase in the dividend for first quarter 2014

RYE BROOK, N.Y., February 4, 2014 – Xylem Inc. (NYSE: XYL), a leading global water technology company dedicated to solving the world’s most challenging water issues, today reported fourth quarter 2013 net income of $68 million, or $0.37 per share. Excluding the impact of restructuring, realignment and other special items, adjusted net income was $103 million or $0.56 per share, up 9 cents or 19 percent from the comparable period in 2012. Fourth quarter revenue was $1.03 billion, up 7 percent, reflective of strength in industrial and public utility markets. Fourth quarter adjusted operating margins improved 60 basis points, driven by higher volume and the impact of efficiency and cost control measures undertaken throughout the year.

“We are very pleased to deliver another strong quarter with upturns in revenue and earnings while continuing to execute our aggressive growth and operational improvement initiatives,” said Steve Loranger, chief executive officer and president of Xylem. “Organic order and revenue growth during the quarter point to the early success of our sales force accountability initiative and the strength of our business portfolio as economic conditions continue to improve. We launched new products such as our e-HMTM energy efficient stainless steel industrial pump, and won new projects, such as a large contract to supply the technology and equipment for a sophisticated drainage system on the New Jersey coastline following the damage caused by Super Storm Sandy. Under the leadership of our new regional and growth center leaders, all of our businesses substantially contributed to fourth quarter performance and are energized to build even more momentum as we begin 2014.”

Loranger said the company continues to execute cost reduction actions including further refinement of the global organization and footprint, and has reinvigorated its productivity initiatives around global sourcing and Lean Six Sigma.

“We intend to bring more to the bottom line by continuing to take out costs where we can, and continue deploying our capital to invest in the business, and maximize shareholder return,” Loranger said.

Xylem today also announced that its Board of Directors declared a dividend in the amount of $0.128 per share for the first quarter of 2014, an increase of 10 percent, payable on March 19, 2014 to shareholders of record as of February 19, 2014.

For the full year 2013, Xylem revenues were $3.84 billion, up 1 percent over 2012. Full year reported net income was $228 million, or $1.22 per share with an operating margin of 9.5 percent. Adjusted net income, excluding the impact of restructuring, realignment and other special items, was $311 million or $1.67 per share. Full year 2013 adjusted operating margins were 11.8 percent. Free cash flow was $198 million, 87 percent of net earnings.

Full-year 2014 Outlook

Xylem forecasts full year 2014 revenue of approximately $4 billion, up 2 to 4 percent over 2013. Full year 2014 adjusted net income is expected to be in the range of $345 to $370 million, for adjusted earnings per share of $1.85 to $2.00, reflecting 11 to 20 percent growth over 2013. The company anticipates that restructuring and realignment costs will range from $40 to $50 million for the year.

“We’re encouraged by signs of stabilization in some of our key end markets such as industrial and public utilities, as well as relative strength in Europe,” Loranger said. “We believe the improvement we saw in the back half of 2013 will carry into 2014, combining with our continued focus on cost control to enable potential upside for our full year earnings.”

Fourth Quarter Segment Results

Water Infrastructure

Xylem’s Water Infrastructure segment consists of its businesses serving clean water delivery, wastewater transport and treatment, dewatering and analytical instrumentation.

•	Fourth quarter 2013 revenue was $691 million, up 8 percent compared with the fourth quarter 2012, reflecting improvement in Transport business in the Americas and Europe.

•	Fourth quarter adjusted segment operating income, which excludes $12 million of restructuring, realignment and other special items, was $112 million, up 7 percent over the same period in 2012. Adjusted operating margin for the quarter declined 30 basis points, including 150 basis points of unfavorable foreign exchange impacts, acquisitions and lower price.

Applied Water

Xylem’s Applied Water segment consists of its portfolio of businesses in residential and commercial building services, industrial and agricultural applications.

•	Fourth quarter 2013 revenue was $358 million, up 3 percent compared with the fourth quarter 2012, with growth coming in industrial and irrigation applications.

•	Fourth quarter adjusted segment operating income, which excludes $4 million of restructuring and realignment costs, was $46 million, 15 percent higher than the comparable period last year. Adjusted operating margin grew 120 basis points primarily driven by the benefits of cost reduction actions taken throughout the year.

Supplemental information on Xylem’s fourth quarter and full year 2013 earnings and reconciliations for certain non-GAAP items is posted at investors.xyleminc.com.

About Xylem

Xylem (XYL) is a leading global water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential and commercial building services, industrial and agricultural settings. The company does business in more than 150 countries through a number of market-leading product brands, and its people bring broad applications expertise with a strong focus on finding local solutions to the world’s most challenging water and wastewater problems. Xylem is headquartered in Rye Brook, N.Y., with 2013 revenues of $3.8 billion and more than 12,500 employees worldwide. Xylem was named to the Dow Jones Sustainability World Index for the last two years for advancing sustainable business practices and solutions worldwide.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all — that which occurs in nature. For more information, please visit us at www.xyleminc.com.

Forward-Looking Statements

This document contains information that may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

These forward-looking statements include, but are not limited to, statements about the capitalization of Xylem Inc. (the “Company”), the Company’s restructuring and realignment, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to orders, revenues, operating margins and earnings per share growth, and statements expressing general views about future operating results — are forward-looking statements.

Caution should be taken not to place undue reliance on any such forward-looking statements because they involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those set forth in Item 1A of our Annual Report on Form 10-K, and those described from time to time in subsequent reports filed with the Securities and Exchange Commission.

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XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED INCOME STATEMENTS

(In Millions, except per share data)

Year Ended December 31,	2013	2012	2011
Revenue	$3,837	$3,791	$3,803
Cost of revenue	2,338	2,289	2,342

Gross profit	1,499	1,502	1,461
Selling, general and administrative expenses	986	914	877
Research and development expenses	104	106	100
Separation costs	4	22	87
Restructuring and asset impairments charges	42	17	2

Operating income	363	443	395
Interest expense	55	55	17
Other non-operating (expense) income, net	(10)	—	5

Income before taxes	298	388	383
Income tax expense	70	91	104

Net income	$228	$297	$279

Earnings per share:
Basic	$1.23	$1.60	$1.51
Diluted	$1.22	$1.59	$1.50
Weighted average number of shares – Basic	185.2	185.8	185.1
Weighted average number of shares – Diluted	186.0	186.2	185.3

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions, except per share amounts)

December 31,	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$533	$504
Receivables, less allowances for discounts and doubtful accounts of $31 and $34 in 2013 and 2012, respectively	817	776
Inventories, net	475	443
Prepaid and other current assets	143	110
Deferred income tax assets	41	41

Total current assets	2,009	1,874
Property, plant and equipment, net	488	487
Goodwill	1,718	1,647
Other intangible assets, net	488	484
Other non-current assets	191	187

Total assets	$4,894	$4,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$332	$332
Accrued and other current liabilities	477	443
Short-term borrowings and current maturities of long-term debt	42	6

Total current liabilities	851	781
Long-term debt	1,199	1,199
Accrued postretirement benefits	348	400
Deferred income tax liabilities	178	173
Other non-current accrued liabilities	79	52

Total liabilities	2,655	2,605

Stockholders’ equity:
Common Stock — par value $0.01 per share:
Authorized 750.0 shares, issued 187.6 and 186.2 shares in 2013 and 2012, respectively	2	2
Capital in excess of par value	1,753	1,706
Retained earnings	405	264
Treasury stock – at cost 3.0 shares and 0.5 shares in 2013 and 2012, respectively	(86)	(13)
Accumulated other comprehensive income	165	115

Total stockholders’ equity	2,239	2,074

Total liabilities and stockholders’ equity	$4,894	$4,679

XYLEM INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In Millions)

Year Ended December 31,	2013	2012	2011
Operating Activities
Net income	$228	$297	$279
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	99	94	93
Amortization	51	48	44
Deferred income taxes	(14)	1	8
Share-based compensation	27	22	13
Non-cash separation costs	—	—	10
Restructuring and asset impairment charges, net	42	17	2
Other, net	15	2	5
Payments of restructuring	(35)	(9)	(7)
Contributions to postretirement benefit plans	(43)	(46)	(16)
Changes in assets and liabilities (net of acquisitions):
Changes in receivables	(47)	2	(61)
Changes in inventories	(39)	5	(18)
Changes in accounts payable	4	(4)	(9)
Changes in accrued liabilities	16	(28)	53
Changes in accrued taxes	20	(17)	56
Net changes in other assets and liabilities	—	12	(3)

Net Cash — Operating activities	324	396	449

Investing Activities
Capital expenditures	(126)	(112)	(126)
Proceeds from the sale of property, plant and equipment	6	5	11
Acquisitions of businesses and assets, net of cash acquired	(81)	(41)	(309)
Other, net	2	1	1

Net Cash — Investing activities	(199)	(147)	(423)

Financing Activities
Net transfer (to)/from former parent	—	(9)	(995)
Issuance of short-term debt	39	13	5
Issuance of senior notes, net of discount	—	—	1,198
Principal payments of debt and capital lease obligations	(2)	(14)	(8)
Purchase of Xylem common stock	(73)	(13)	—
Proceeds from exercise of employee stock options	23	24	1
Payments of debt issuance costs	—	—	(10)
Dividends paid	(87)	(75)	(19)

Net Cash — Financing activities	(100)	(74)	172

Effect of exchange rate changes on cash	4	11	(11)

Net change in cash and cash equivalents	29	186	187
Cash and cash equivalents at beginning of year	504	318	131

Cash and cash equivalents at end of year	$533	$504	$318

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$51	$53	$—
Income taxes (net of refunds received)	$65	$104	$64

Xylem Inc. Non-GAAP Measures

Management views key performance indicators including revenue, gross margins, segment operating income and margins, orders growth, free cash flow, working capital, and backlog, among others. In addition, we consider certain measures to be useful to management and investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations, liquidity and management of assets. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for revenue, operating income, net income, earnings per share (basic and diluted) or net cash from operations as determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators:

“Organic revenue” and “Organic orders” defined as revenue and orders, respectively, excluding the impact of foreign currency fluctuations, intercompany transactions, and contributions from acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for classification as a discontinued operation or insignificant portions of our business that we did not classify as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes no change in exchange rates from the prior period.

“Constant currency” defined as financial results adjusted for currency translation impacts by translating current period and prior period activity using the same currency conversion rate. This approach is used for countries whose functional currency is not the U.S. dollar.

“EBITDA” defined as earnings before interest, taxes, depreciation, amortization expense, and share-based compensation. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude for non-recurring separation costs associated with the Xylem spin-off from ITT Corporation as well as non-recurring restructuring and realignment costs.

“Adjusted Operating Income”, “Adjusted Segment Operating Income”, and “Adjusted EPS” defined as operating income and earnings per share, adjusted to exclude non-recurring separation costs associated with the Xylem spin-off from ITT Corporation, non-recurring restructuring and realignment costs and tax-related special items.

“Normalized EPS” defined as adjusted earnings per share, as well as adjustments to reflect the incremental current period amount of interest expense and stand alone costs in the prior comparable period.

“Free Cash Flow” defined as net cash from operating activities, as reported in the Statement of Cash Flow, less capital expenditures as well as adjustments for other significant items that impact current results which management believes are not related to our ongoing operations and performance. Our definition of free cash flows does not consider non-discretionary cash payments, such as debt.

“Realignment costs” defined as non-recurring costs not included in restructuring costs that are incurred as part of actions taken to reposition our business, including items such as professional fees, relocation, travel and other costs.

“Special charges “defined as costs incurred by the Company associated with the settlement of legal proceedings with Xylem Group LLC and certain costs incurred for the change in chief executive officer made during the third quarter of 2013, as well as costs incurred in the fourth quarter of 2013 for the contractual indemnification of federal tax obligations to ITT and costs associated with a legal judgment arising from a historical acquisition matter.

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Order Growth

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)					Constant Currency
		(A)	(B)		(C)	(D)	(E)	(F) = B+C+D+E	(G) = F/A	(H) = (F - C) / A
	Orders	Orders	Change 2013 v. 2012	% Change 2013 v. 2012	Acquisitions / Divestitures	FX Contribution	Eliminations	Change Adj. 2013 v. 2012	% Change Adj. 2013 v. 2012
	2013	2012
Year Ended December 31

Xylem Inc.	3,912	3,782	130	3%	(87)	—	—	43	1%	3%

Water infrastructure	2,510	2,421	89	4%	(87)	6	(2)	6	0%	4%
Applied Water	1,468	1,423	45	3%	—	(8)	1	38	3%	3%

Quarter Ended December 31

Xylem Inc.	986	926	60	6%	(16)	(1)	—	43	5%	6%

Water infrastructure	645	602	43	7%	(16)	2	(2)	27	4%	7%
Applied Water	357	337	20	6%	—	(4)	—	16	5%	5%

Quarter Ended September 30

Xylem Inc.	955	882	73	8%	(20)	1	—	54	6%	8%

Water infrastructure	617	564	53	9%	(20)	3	—	36	6%	10%
Applied Water	355	334	21	6%	—	(3)	1	19	6%	6%

Quarter Ended June 30

Xylem Inc.	1,009	970	39	4%	(25)	(2)	—	12	1%	4%

Water infrastructure	647	617	30	5%	(25)	(1)	—	4	1%	5%
Applied Water	378	370	8	2%	—	(1)	1	8	2%	2%

Quarter Ended March 31

Xylem Inc.	962	1,004	(42)	-4%	(26)	2	—	(66)	-7%	-4%

Water infrastructure	601	638	(37)	-6%	(26)	2	—	(61)	-10%	-5%
Applied Water	378	382	(4)	-1%	—	—	(1)	(5)	-1%	-1%

Note: Due to rounding the sum of segment amounts may not agree to Xylem totals.

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Revenue

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)					Constant Currency
		(A)	(B)		(C)	(D)	(E)	(F) = B+C+D+E	(G) = F/A	(H) = (F - C) / A
	Revenue	Revenue	Change 2013 v. 2012	% Change 2013 v. 2012	Acquisitions / Divestitures	FX Contribution	Eliminations	Change Adj. 2013 v. 2012	% Change Adj. 2013 v. 2012
	2013	2012
Year Ended December 31

Xylem Inc.	3,837	3,791	46	1%	(82)	(3)	—	(39)	-1%	1%

Water infrastructure	2,457	2,425	32	1%	(82)	4	—	(46)	-2%	1%
Applied Water	1,444	1,424	20	1%	—	(9)	(6)	5	0%	0%

Quarter Ended December 31

Xylem Inc.	1,033	969	64	7%	(15)	(1)	—	48	5%	7%

Water Infrastructure	691	637	54	8%	(15)	2	(1)	40	6%	9%
Applied Water	358	346	12	3%	—	(4)	(2)	6	2%	2%

Quarter Ended September 30

Xylem Inc.	965	931	34	4%	(21)	—	—	13	1%	4%

Water infrastructure	619	595	24	4%	(21)	3	1	7	1%	5%
Applied Water	360	350	10	3%	—	(4)	—	6	2%	2%

Quarter Ended June 30

Xylem Inc.	960	966	(6)	-1%	(23)	(4)	—	(33)	-3%	-1%

Water infrastructure	596	609	(13)	-2%	(23)	(2)	—	(38)	-6%	-2%
Applied Water	381	373	8	2%	—	(1)	(2)	5	1%	1%

Quarter Ended March 31

Xylem Inc.	879	925	(46)	-5%	(23)	2	—	(67)	-7%	-5%

Water infrastructure	551	584	(33)	-6%	(23)	1	—	(55)	-9%	-5%
Applied Water	345	355	(10)	-3%	—	—	(2)	(12)	-3%	-3%

Note: Due to rounding the sum of segment amounts may not agree to Xylem totals.

Xylem Inc. Non-GAAP Reconciliation

Adjusted Operating Income

($ Millions)

	Q4		YTD
	‘13	‘12	‘13	‘12
Total Revenue
• Total Xylem	1,033	969	3,837	3,791
• Water Infrastructure	691	637	2,457	2,425
• Applied Water	358	346	1,444	1,424

Operating Income
• Total Xylem	129	104	363	443
• Water Infrastructure	100	89	271	342
• Applied Water	42	35	167	170

Operating Margin
• Total Xylem	12.5%	10.7%	9.5%	11.7%
• Water Infrastructure	14.5%	14.0%	11.0%	14.1%
• Applied Water	11.7%	10.1%	11.6%	11.9%

Separation Costs
• Total Xylem	—	7	—	22
• Water Infrastructure	—	1	—	4
• Applied Water	—	—	—	2

Special Charges
• Total Xylem	4	—	24	—
• Water Infrastructure	4	—	4	—
• Applied Water	—	—	—	—

Restructuring & Realignment Costs
• Total Xylem	12	19	64	24
• Water Infrastructure	8	15	48	19
• Applied Water	4	5	16	5

Adjusted Operating Income*
• Total Xylem	145	130	451	489
• Water Infrastructure	112	105	323	365
• Applied Water	46	40	183	177

Adjusted Operating Margin*
• Total Xylem	14.0%	13.4%	11.8%	12.9%
• Water Infrastructure	16.2%	16.5%	13.1%	15.1%
• Applied Water	12.8%	11.6%	12.7%	12.4%

*	Adjusted Operating Income excludes restructuring & realignment costs and special charges in 2013 and excludes restructuring & realignment costs and non-recurring separation costs in 2012.

Xylem Inc. Non-GAAP Reconciliation

Adjusted Diluted EPS

($ Millions, except per share amounts)

	Q4 2012				Q4 2013
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	969			969	1,033			1,033
Operating Income	104	26	a	130	129	16	c	145
Operating Margin	10.7%			13.4%	12.5%			14.0%
Interest Expense	(14)			(14)	(14)			(14)
Other Non-Operating Income (Expense)	(1)			(1)	(8)	8	d	—

Income before Taxes	89	26		115	107	24		131

Provision for Income Taxes	(16)	(11	)b	(27)	(39)	11e		(28)

Net Income	73	15		88	68	35		103

Diluted Shares	186.5			186.5	185.6			185.6
Diluted EPS	$0.39	$0.08		$0.47	$0.37	$0.19		$0.56

	Q4 YTD 2012				Q4 YTD 2013
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	3,791			3,791	3,837			3,837
Operating Income	443	46	a	489	363	88	c	451
Operating Margin	11.7%			12.9%	9.5%			11.8%
Interest Expense	(55)			(55)	(55)			(55)
Other Non-Operating Income (Expense)	—			—	(10)	8d		(2)

Income before Taxes	388	46		434	298	96		394

Provision for Income Taxes	(91)	(13	)b	(104)	(70)	(13	)e	(83)

Net Income	297	33		330	228	83		311

Diluted Shares	186.2			186.2	186.0			186.0
Diluted EPS	$1.59	$0.18		$1.77	$1.22	$0.45		$1.67

a	One time separation costs and restructuring & realignment costs
b	Net tax impact of separation costs, restructuring & realignment costs and special tax items
c	Restructuring & realignment costs and special charges
d	Special charges
e	Net tax impact of restructuring & realignment costs, special charges and special tax items

Xylem Inc. Non-GAAP Reconciliation

Net Cash - Operating Activities vs. Free Cash Flow

($ Millions)

	Year Ended
	2013	2012

Net Cash - Operating Activities	$324	$396

Capital Expenditures	(126)	(112)

Free Cash Flow, including separation costs	198	284

Cash Paid for Separation Costs (incl. Capex)	—	28

Free Cash Flow, excluding separation costs*	$198	$312

Net Income	228	297

Separation Costs, net of tax (incl. tax friction)	—	16

Net Income, excluding separation costs*	$228	$313

Free Cash Flow Conversion	87%	100%

*	Separation costs are not excluded in 2013